Exhibit 99.1

BlueLinx Announces Fourth Quarter and Full Year 2020 Results
Strong Finish to a Record Year with Net Sales of $865 Million and Net Income of $20 Million in Q4’20
Full Year Adjusted EBITDA of $170 Million, Highest in BlueLinx’s History
Significant Balance Sheet Transformation - 30% decrease in Total Bank Debt in 2020

MARIETTA, Ga., March 3, 2021 - BlueLinx Holdings Inc. (NYSE:BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the three and twelve months ended January 2, 2021.

Fourth Quarter 2020 Results
(all comparisons versus the prior-year period unless otherwise noted)

•Net sales increased $252 million, or 41%, to $865 million
•Gross margin 14.4%, an increase of 90 basis points
•Net income of $20 million was $30 million higher than prior period
•Adjusted EBITDA was $39 million, compared to $11 million
•Excess availability and cash on hand $184 million, an increase of $104 million

Full-Year 2020 Results
(all comparisons versus the prior-year period unless otherwise noted)

•Net sales increased $460 million, or 17%, to $3.1 billion
•Gross margin increased 190 basis points, to 15.4%
•Net income of $81 million, an increase of $99 million
•Adjusted EBITDA of $170 million improved by $99 million
•Reduced total bank debt by $142 million, or 30%

“The fourth quarter was a fantastic conclusion to a historic year for BlueLinx, one where improved execution, pricing discipline, effective inventory management and market tailwinds resulted in record financial performance for the Company and significant debt reduction,” said Mitch Lewis, President and CEO. “We again recorded significant increases in net sales along with strong margins as current market conditions remain favorable, supported by strong demand for new residential construction and increased home renovation activity. Our operational improvements that began in 2019 continued to yield significant benefits as they led to excellent customer service, sales growth, margin expansion and disciplined working capital management. We are enthusiastic about the year as we are motivated to take advantage of our greater financial flexibility and build on our success in 2020.”

Supply-demand imbalances within the commodity wood markets have continued to persist into the first quarter of 2021, resulting in elevated prices for commodity lumber and panels,” continued Lewis. “While higher commodity wood prices have benefited our business over the near-term, we capitalized on initiatives to enhance margins and profitability while taking preemptive actions to mitigate potential downside commodity price risk. As supply conditions normalize, we anticipate commodity wood prices reverting back toward long-term market averages.”

“Our 2020 financial performance was exceptional, and the transformation of our balance sheet provides the opportunity to increasingly invest in and support the growth of the Company,” stated Kelly Janzen, Chief Financial Officer. “We ended the fourth quarter with $104 million more excess availability under our revolving credit facility compared to last year and a net leverage ratio of 3.5x. On March 1, 2021, we reduced outstanding indebtedness under our term loan by an additional $25 million, leaving a remaining term loan balance of approximately $18 million.”

Fourth Quarter 2020 Results

The Company reported net sales of $865 million in the fourth quarter, compared to $613 million in the prior year period and gross profit of $124 million, compared to $83 million in the prior year period. Fourth quarter net sales for specialty products, which includes products such as engineered wood, cedar, moulding, siding, metal products and insulation, accounted for $498 million of net sales in the period with a related gross margin of 17.4% which increased 130 basis points compared to the fourth quarter of 2019. Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, were $367 million, which we believe was a result of continued wood-based commodity price inflation. The impact of wood-based commodity price inflation is estimated to have increased structural product net sales by approximately $105 million to $115 million for the quarter. Structural product gross margin increased by 150 basis points year over year to 10.2% for the fourth quarter.

The Company reported net income of $20 million in the fourth quarter, or $2.04 per diluted share, compared to a net loss of $10 million, or $(1.09) per diluted share, in the prior-year period. Excluding the impact of non-recurring items, including approximately $4 million of integration and restructuring expenses in 2019, net income increased by $24 million, or $2.53 per diluted share, on a year-over-year basis. In addition, the fourth quarter 2020 effective tax rate was 0%, due primarily to the release of valuation allowances associated with state net operating losses.

Adjusted EBITDA, a non-GAAP measure, was $39 million in the fourth quarter, compared to $11 million in the prior-year period. Investments in key strategic inventory categories such as cedar, siding and millwork contributed to cash used in operating activities of $19 million in the fourth quarter, while cash provided by operating activities during the prior year period was $27 million.

Full-Year 2020 Results

The Company recorded net sales of $3.1 billion and gross profit of $478 million for 2020 compared to $2.6 billion of net sales and $357 million of gross profit in the prior year period. Full-year specialty products net sales, which includes products such as engineered wood, cedar, moulding, siding, metal products and insulation, accounted for $1.9 billion for the year and specialty gross margin was 17.1%, an increase of 120 basis points when compared to last year. Net sales for structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, were $1.2 billion and the impact of the record wood-based commodity price inflation occurring in the second half of the year is estimated to have increased net sales by approximately $210 million to $230 million. Structural product gross margin increased 410 basis points year over year, also as a result of the wood-based commodity inflation, from 8.7% to 12.8%.

The Company reported net income of $81 million in the 2020 fiscal year, or $8.55 per diluted share, compared to a net loss of $18 million, or $(1.89) per diluted share, in the prior-year period. 2020 net income benefited from $3 million, or $0.32 per diluted share, of non-recurring items, versus a negative impact from $10 million of non-recurring items, or ($1.06) per diluted share in the prior year period. Excluding these non-recurring items, net income increased by $86 million, or $9.05 per diluted share, on a year-over-year basis, when compared to the fiscal year 2019.

Adjusted EBITDA, a non-GAAP measure, was $170 million for the 2020 fiscal year, an increase of $99 million compared to $71 million in the prior-year period. Cash provided by operating activities was $55 million for 2020, compared to cash used in operating activities of $10 million in the prior-year period. The increase was primarily attributable to the year-over-year increase in Adjusted EBITDA offset by an increase in accounts receivable attributable to a significant increase in December sales compared to the prior year period.

Business Update

The Company remains committed to strategic priorities that include sales growth, margin expansion, improved operating efficiency, and a disciplined approach for capital allocation.

•Sales growth and margin expansion. The Company increased the full year total net sales by nearly 10% year over year, excluding the estimated impact of wood-based commodity inflation, due mainly to improved pricing discipline. In addition, the Company expanded its national sales leadership, and added new resources to the product category management team, including general manager roles with overall responsibility for high growth categories including cedar and outdoor living during 2020.

•Improved operating efficiency. The Company reduced fourth quarter selling, general and administrative as a percent of net sales by 160 basis points on a year over year basis to 10.3% of net sales. 30 basis points of that improvement are attributable to cost out actions, primarily labor reductions occurring earlier in the year. Actual selling, general and administrative costs for the fourth quarter increased year over year as a result of $12 million in variable incentives that were a direct result of the strong financial performance as well as the inclusion of an additional fiscal week in 2020. The Company continues to contain its selling, general and administrative costs while increasing its investments in its fleet, facilities, and technologies to improve productivity. The Company also made improvements in working capital management throughout the year, reducing Days Sales of Inventory (DSI) by 18 days in the fourth quarter when compared to the prior year period.

•Disciplined capital allocation. During the twelve months ended January 2, 2021, the Company meaningfully reduced net leverage from 9.2x to 3.5x and expanded excess availability on its revolving credit facility to $184 million. The Company reduced bank debt by $142 million, which was made possible through the Company’s strong performance and by completing 15 sale leaseback transactions for net proceeds of approximately $80 million during the year. On March 1, 2021, the Company reduced outstanding indebtedness under its term loan by an additional $25 million, leaving a remaining term loan balance of approximately $18 million.

Market and Business Outlook

Domestic new residential construction and residential home renovation markets were robust during the fourth quarter 2020 and remain strong into the first quarter 2021.

•Single-family housing starts, a key economic indicator with a high historical correlation to the Company’s business, continue to show strength and increased nearly 30% on a quarter-over-quarter basis, and on an annual basis, were at the highest level since 2007.
•Annualized single-family housing starts for 2020 are approximately 42% below the peak cyclical levels and remain below the last 50-year average. Total U.S. monthly supply of homes remained constrained, with housing inventory at the end of the fourth quarter at approximately 26% below the 20-year average.
•February 2021 Builders’ Confidence Index, according to the National Association of Home Builders (NAHB), while down slightly from the all-time highs experienced in November, remains positive, which indicates a likelihood of a strong first half of 2021.
•Existing home sales and remodeling expenditures continued to increase on a quarter-over-quarter basis. According to the NAHB, the Remodeling Market Index (RMI) remains strong with the fourth quarter 2020 index equal to 79, an increase of 65% when compared to the first quarter RMI of 48.

Fourth Quarter 2020 Conference Call Details

BlueLinx will host a conference call on March 4, 2021, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Participants can access the live conference call via telephone at (877) 873-5864, using Conference ID # 7526639. Investors will also be able to access an archived audio recording of the conference call for one week following the live call by dialing (404) 537-3406, Conference ID # 7526639.

Investors can also listen to the live audio of the conference call and view the accompanying slide presentation by visiting the BlueLinx website, www.BlueLinxCo.com, and selecting the conference link on the Investor Relations page. After the conference call has concluded, an archived recording will be available on the BlueLinx website.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Adjusted EBITDA

BlueLinx defines Adjusted EBITDA as an amount equal to net income plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share-based compensation, one-time charges associated with the legal and professional fees and integration costs related to the Cedar Creek acquisition, and gains on sales of properties including amortization of deferred gains.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. However, Adjusted EBITDA is not a presentation made in accordance with GAAP and is not intended to present a superior measure of our financial condition from those measures determined under GAAP. Adjusted EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

ABOUT BLUELINX HOLDINGS

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, metal building products, and other construction materials. With a strong market position, broad geographic coverage footprint servicing 40 states, and the strength of a locally focused sales force, we distribute our comprehensive range of products to over 15,000 national, regional, and local dealers, specialty distributors, national home centers, and manufactured housing customers. BlueLinx is able to provide a wide range of value added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

CONTACT

Mary Moll
Investor Relations
(866) 671-5138
investor@bluelinxco.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “will likely continue,” “will likely result” or words or phrases of similar meaning. The forward-looking statements in this press release include statements about our strategic imperatives and priorities, and our focus thereon; our ability to capitalize on our geographic footprint to grow our national dealer and home center customer markets; our local entrepreneurial initiatives; our focus on reducing non-essential costs and our ability to, and the potential success of, investing in resources to support strategic sales growth; our market and business outlook, including the outlook for the residential housing construction markets, and trends in wood-based commodity prices; our efforts to manage commodity price volatility and the potential success thereof; and the COVID-19 pandemic and our response thereto, including statements about the potential trajectory of the pandemic and its potential effects.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: fluctuations in commodity prices; inventory management; changes in the prices, supply and/or demand for products that we distribute; adverse housing market conditions; levels of new residential housing starts and residential repair and remodeling activity; the COVID-19 pandemic and other contagious illness outbreaks and their potential effects on our industry, suppliers and supply chain, and customers, and our business, results of operations, cash flows, financial condition, and future prospects; our ability to integrate and realize anticipated synergies from acquisitions; loss of material customers, suppliers, or product lines in connection with acquisitions; operational disruption in connection with the integration of acquisitions; our indebtedness and its related limitations; sufficiency of cash flows and capital resources; our ability to monetize real estate assets; disintermediation by customers and suppliers; competitive industry pressures; industry consolidation; product shortages; loss of and dependence on key suppliers and manufacturers; import taxes and costs, including new or increased tariffs, anti-dumping duties, countervailing duties, or similar duties; our ability to successfully implement our strategic initiatives; fluctuations in operating results; sale-leaseback transactions and their effects; real estate leases; changes in interest rates; exposure to product liability claims; our ability to complete offerings under our shelf registration statement on favorable terms, or at all; changes in our product mix; petroleum prices; information technology security and business interruption risks; litigation and legal proceedings; natural disasters and unexpected events; activities of activist stockholders; labor and union matters; limits on net operating loss carryovers; pension plan assumptions and liabilities; risks related to our internal controls; retention of associates and key personnel; federal, state, local and other regulations, including environmental laws and regulations; and changes in accounting principles. Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
	(In thousands, except per share data)
Net sales	$865,419	$613,454	$3,097,328	$2,637,268
Cost of sales	741,174	530,464	2,619,594	2,280,353
Gross profit	124,245	82,990	477,734	356,915
Gross margin	14.4%	13.5%	15.4%	13.5%
Operating expenses:
Selling, general, and administrative	88,971	73,224	314,228	291,526
Depreciation and amortization	7,116	7,824	28,901	30,232
Amortization of deferred gains on real estate	(1,057)	(988)	(4,008)	(3,960)
Gains from sales of property	(1,320)	(3,284)	(10,529)	(13,082)
Other operating expenses	165	3,983	6,901	17,045
Total operating expenses	93,875	80,759	335,493	321,761
Operating income	30,370	2,231	142,241	35,154
Non-operating expenses (income):
Interest expense, net	10,723	13,691	47,414	54,218
Other (income) expense, net	(196)	2,756	(254)	2,544
Income (loss) before provision for (benefit from) income taxes	19,843	(14,216)	95,081	(21,608)
Provision for (benefit from) income taxes	(15)	(4,021)	14,199	(3,952)
Net income (loss)	$19,858	$(10,195)	$80,882	$(17,656)

Basic income (loss) per share	$2.10	$(1.09)	$8.58	$(1.89)
Diluted income (loss) per share	$2.04	$(1.09)	$8.55	$(1.89)

BLUELINX HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS

	January 2, 2021	December 28, 2019
	(In thousands, except share data)
ASSETS
Current assets:
Cash	$82	$11,643
Receivables, less allowances of $4,123 and $3,236, respectively	293,643	192,872
Inventories, net	342,108	345,806
Other current assets	32,581	27,718
Total current assets	668,414	578,039

Property and equipment, net	178,712	195,768
Operating lease right-of-use assets	51,142	54,408
Goodwill	47,772	47,772
Intangible assets, net	18,889	26,384
Deferred tax assets	62,899	53,993
Other non-current assets	20,302	15,061
Total assets	$1,048,130	$971,425
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$165,163	$132,348
Accrued compensation	24,751	7,639
Current maturities of long-term debt, net of debt issuance costs of $74 and $74, respectively	1,171	2,176
Finance lease liabilities - short-term	5,675	6,486
Operating lease liabilities - short-term	6,076	7,317
Real estate deferred gains - short-term	4,040	3,935
Other current liabilities	22,156	11,222
Total current liabilities	229,032	171,123
Non-current liabilities:
Long-term debt, net of debt issuance costs of $8,936 and $12,481, respectively	321,270	458,439
Finance lease liabilities - long-term	267,443	191,525
Operating lease liabilities - long-term	44,965	47,091
Real estate deferred gains - long-term	78,009	81,886
Pension benefit obligation	22,684	23,420
Other non-current liabilities	25,635	24,024
Total liabilities	989,038	997,508
Commitments and contingencies
STOCKHOLDERS' EQUITY (DEFICIT):
Common Stock, $0.01 par value, 20,000,000 shares authorized, 9,462,774 and 9,365,768 outstanding on January 2, 2021 and December 28, 2019, respectively	95	94
Additional paid-in capital	266,695	260,974
Accumulated other comprehensive loss	(35,992)	(34,563)
Accumulated stockholders’ deficit	(171,706)	(252,588)
Total stockholders’ equity (deficit)	59,092	(26,083)
Total liabilities and stockholders’ equity (deficit)	$1,048,130	$971,425

BLUELINX HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$19,858	$(10,195)	$80,882	$(17,656)
Adjustments to reconcile net income (loss) to cash (used in) provided by operations:
Provision for (benefit from) income taxes	(15)	(4,021)	14,199	(3,952)
Depreciation and amortization	7,116	7,824	28,901	30,232
Amortization of debt issuance costs	993	858	3,881	3,323
Gains from sales of property	(1,320)	(3,284)	(10,529)	(13,082)
Pension expense	197	2,851	896	3,011
Share-based compensation	3,077	95	5,992	2,592
Amortization of deferred gain from real estate	(1,057)	(988)	(4,008)	(3,960)
Changes in operating assets and liabilities:
Accounts receivable	14,941	51,033	(100,771)	15,562
Inventories	(36,078)	16,583	3,698	(3,955)
Accounts payable	(13,785)	(47,028)	32,815	(16,840)
Prepaid and other current assets	(8,166)	14,357	(9,546)	6,282
Pension contributions	(613)	(539)	(755)	(1,791)
Other assets and liabilities	(4,525)	(227)	9,364	(10,070)
Net cash (used in) provided by operating activities	(19,377)	27,319	55,019	(10,304)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	—	—	6,009
Proceeds from sale of assets	2,107	6,232	12,849	19,931
Property and equipment investments	(1,746)	(1,470)	(3,689)	(4,791)
Net cash provided by investing activities	361	4,762	9,160	21,149

Cash flows from financing activities:
Borrowings on revolving credit facilities	302,205	137,409	843,905	649,788
Repayments on revolving credit facilities	(276,934)	(165,754)	(882,155)	(656,596)
Repayments on term loan	(14,609)	(527)	(103,470)	(32,426)
Proceeds from real estate financing transactions	—	189	78,263	44,914
Debt financing costs	(367)	(1,259)	(3,350)	(3,618)
Repurchase of shares to satisfy employee tax withholdings	(16)	(3)	(271)	(211)
Principal payments on finance lease liabilities	(1,335)	(3,340)	(8,662)	(9,992)
Net cash provided by (used in) financing activities	8,944	(33,285)	(75,740)	(8,141)

Net change in cash	(10,072)	(1,204)	(11,561)	2,704
Cash at beginning of period	10,154	12,847	11,643	8,939
Cash at end of period	$82	$11,643	$82	$11,643

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net income (loss) to Adjusted EBITDA:

	Quarter Ended		Fiscal Year Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
	(In thousands)
Net income (loss)	$19,858	$(10,195)	$80,882	$(17,656)
Adjustments:
Depreciation and amortization	7,116	7,824	28,901	30,232
Interest expense, net	10,723	13,691	47,414	54,218
Provision for (benefit from) income taxes	(15)	(4,021)	14,199	(3,952)
Share-based compensation expense	3,077	95	5,992	2,592
Amortization of deferred gain on real estate	(1,057)	(988)	(4,008)	(3,960)
Gain from sales of property(1)	(1,320)	(3,284)	(10,529)	(13,082)
Pension settlement and withdrawal costs(1)	(115)	3,529	(115)	4,483
Merger and acquisition costs (1)(2)	106	2,970	1,924	14,224
Restructuring and other (1)(3)	173	1,298	5,734	4,331
Adjusted EBITDA	$38,546	$10,919	$170,394	$71,430

(1) Reflects non-recurring items of approximately $1 million in benefit to the current quarter, $5 million in non-beneficial items to the same quarterly period of the prior year, $3 million in benefit to current fiscal year period, and $10 million non-beneficial items to the prior fiscal year period.

(2) Reflects primarily legal, professional, technology and other integration costs related to the Cedar Creek acquisition

(3) Reflects costs related to our restructuring efforts, such as severance, net of other one-time non-operating items